Exhibit 99

For Immediate Release	Earl O. Bradley, III
Phone: 931-552-6176

Patrick C. Greenwell
Phone: 931-552-6176

FIRST ADVANTAGE BANCORP
REVISES DILUTED BOOK VALUE PER SHARE AS REPORTED
IN ITS SECOND QUARTER 2008 EARNINGS RELEASE

Clarksville, Tennessee.  September 12, 2008.  First Advantage Bancorp (the “Company”) [Nasdaq:  FABK], the holding company for First Federal Savings Bank (the “Bank”), announced today that the average diluted common shares outstanding was inadvertently reported as 4.9 million in its second quarter 2008 Earnings Release dated August 8, 2008 and did not include the dilutive effects of the shares related to the Employee Stock Ownership Plan (“ESOP”).  The average diluted common shares should have been reported as 5.3 million.  As a result, the diluted book value per share was inadvertently reported as $16.19 for the six months ended June 30, 2008 but should have been reported as $14.99.

About First Advantage Bancorp
Founded in 1953, First Federal Savings Bank, a wholly-owned subsidiary of First Advantage Bancorp, is a federally chartered savings bank headquartered in Clarksville, Tennessee.  The Bank operates as a community-oriented financial institution, with four full-service offices and one limited service office in Montgomery County, Tennessee which is approximately 40 miles northwest of Nashville near the Kentucky border.  First Federal Savings Bank offers a full range of retail and commercial financial services.  The Bank’s website address is www.firstfederalsb.com.  First Advantage Bancorp stock trades on the Nasdaq Global Market under the symbol “FABK.”

Forward-Looking Statements
Certain statements contained herein are forward-looking statements that are based on assumptions and may describe future plans, strategies, and expectations of First Advantage Bancorp. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiary include, but are not limited to, changes in interest rates, national and regional economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in First Federal Savings Bank’s market area, changes in real estate market values in First Federal Savings Bank’s market area, changes in relevant accounting principles and guidelines and the inability of third party service providers to perform.
These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.